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                                                                     EXHIBIT 3.2


                          LIMITED PARTNERSHIP AGREEMENT

                      THE DENNIS FUND LIMITED PARTNERSHIP



LIMITED PARTNERSHIP INTERESTS CREATED BY THIS AGREEMENT ARE BEING ACQUIRED FOR INVESTMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE ASSIGNED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR SUCH ASSIGNMENT, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EFFECTED IN COMPLIANCE WITH THIS AGREEMENT. IN ADDITION, REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS AND/OR THE APPROVAL OF CERTAIN STATE COMMISSIONS OR OTHER AUTHORITIES MAY BE REQUIRED FOR THE ASSIGNMENT, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE INTERESTS.














                               Dated June 18, 1996
                          As Amended December 15, 1997



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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                       THE DENNIS FUND LIMITED PARTNERSHIP



THIS LIMITED PARTNERSHIP AGREEMENT, dated this 18th day of June, 1996, is between Kenmar Advisory Corp. (the "General Partner") and the limited partners (the "Limited Partners") listed on the books and records of The Dennis Fund Limited Partnership (the "Partnership").


WHEREAS, by this limited partnership agreement, the Partnership was formed as a limited partnership pursuant to the Act (as defined below); and


WHEREAS, the General Partner desires to offer and sell Units (as defined below) to investors; and


NOW, THEREFORE, based upon the above representations, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the General Partner and the Limited Partners agree as follows:



                                    ARTICLE I

                                   DEFINITIONS


As used in this Agreement, the following terms shall have the following meanings:

Act.  The Connecticut Uniform Limited Partnership Act.

Advisor. Dennis Trading Group, Inc., an Illinois corporation with a principal place of business at 250 South Wacker Drive, Suite 650, Chicago, Illinois 60606, and a telephone number of (312) 559-1895, or such successor or assign as permissible under the Advisory Agreement.

Agreement. This Limited Partnership Agreement, as amended, modified or supplemented from time to time.

Applicable Laws. (i) The provisions of all applicable statutes and laws of the United States of America (including the states thereof) including the CEA, and
(ii) the constitution, by-laws, rules, regulations, orders, customs and usage of
(A) any United States market (and its clearing house, if any) on which a transaction is executed on behalf of the Partnership and (B) the NFA or any other United States regulatory or self-regulatory organization with jurisdiction over any market, clearing house and/or member thereof and/or any bank, broker, advisor or other intermediary dealing in Investments on behalf of the Partnership.

CEAct.  The Commodity Exchange Act, as amended.

CFTC. The Commodity Futures Trading Commission or such other governmental agency that performs the functions presently being performed by the Commodity Futures Trading Commission.

Capital Account. An account established for each Partner on the books of the Partnership (i) as of the date of formation of the Partnership, (ii) on such later date on which such Partner is admitted to the Partnership, and (iii) on each such other date as such Partner acquires an additional Unit.




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Capital Contribution. The amount of money and the fair market value of property
(net of liabilities) contributed by each Partner to the capital of the Partnership.

Code. The Internal Revenue Code of 1986, as amended from time to time. A reference to a section of the Code shall be deemed to include a reference to any amendatory or successor provision thereto.

Damages. Damages, losses, claims, liabilities, whether joint or several, expenses (including legal fees and disbursements), judgments, fines, settlements and other amounts suffered in connection with or arising from any and all claims, demands actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his status as a Partner or an officer, director, shareholder, constituent Partner, trustee, employee or other representative of a Partner.

DOL. The United States Department of Labor or such other governmental agency that performs the functions that are performed as of the date of this Agreement by the United States Department of Labor.

ERISA. The Employment Retirement Income Security Act of 1974, as amended. A reference to a section of ERISA shall be deemed to include a reference to any amendatory or successor provision thereto.

General Partner. Kenmar Advisory Corp., a Connecticut corporation with a principal place of business at Two American Lane, P.O. Box 5150, Greenwich, Connecticut 06831-8150, a telephone number of (203) 861-1000 and a facsimile transmission number of (203) 861-1095.

IRS. The United States Internal Revenue Service or such other governmental agency that performs the functions that are performed as of the date of this Agreement by the United States Internal Revenue Service.

Investments. (i) Commodities, futures contracts, forward contracts, foreign exchange commitments, exchange for physicals, swap contracts, spot (cash) commodities and other items, options on the foregoing and any rights pertaining to the foregoing contracts, instruments or investments throughout the world,
(ii) any security as defined in Section 2(1) of the Securities Act of 1933, as amended, (iii) any option, warrant or other right on or pertaining to any of the foregoing, whether in the United States of America or anywhere else throughout the world, or (iv) any other investment or transaction that the General Partner deems, in its sole discretion, to be consistent with the objectives of the Partnership.

Legal Representative. Executor, conservator, administrator or other legal representative, or estate, heir, beneficiary or legal successor.

Limited Partners. The persons listed as such on the books and records of the Partnership as having been admitted to the Partnership as limited partners as set forth in this Agreement.

NFA. The National Futures Association or such other self-regulatory agency having jurisdiction over the Partnership that performs the functions presently being performed by the National Futures Association.

Net Asset Value per Unit. The Net Asset Value of the Partnership divided by the number of Units outstanding as of the date of calculation.

Net Asset Value of the Partnership. Total assets of the Partnership less total liabilities, all as determined in accordance with the principles set forth in this Agreement or, where no such principles are specified herein, in accordance with United States generally accepted accounting principles applied on a consistent basis.



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The value of all Investments shall be the market value thereof. The value of a
Commodity traded on an exchange shall be the settlement or closing price thereof on the exchange on the date of determination; provided, however, that if a Commodity could not be liquidated on the day with respect to which the assets of the Partnership are being determined, the settlement or closing price on the first subsequent day on which the contract could be liquidated shall be the basis for determining the liquidating value thereof. The market value of a Commodity not traded on an exchange shall mean its market value as determined by the General Partner on a basis consistently applied.

Partners.  The General Partner and the Limited Partners.

Partnership. The Dennis Fund Limited Partnership, a limited partnership formed under, governed by and operated pursuant to the provisions of the Act.

SEC. The United States Securities and Exchange Commission or such other governmental agency that performs the functions that are being performed by the United States Securities and Exchange Commission as of the date of this Agreement.

Securities Act.  The Securities Act of 1933, as amended.

Unit. A unit of general or limited partnership interest (including a unit of limited partnership interest owned by the General Partner).



                                   ARTICLE II

                                  ORGANIZATION


2.1 FORMATION. The Partnership is hereby formed as a limited partnership under and pursuant to the provisions of the Act, with the General Partner as general partner and the Limited Partners as limited partners. Unless expressly provided for herein, the rights and liabilities of the Partners shall be as provided in the Act.


2.2 NAME. The Partnership shall do business under the name The Dennis Fund Limited Partnership. All the business of the Partnership shall be conducted in such name and all contracts, property and contract rights of the Partnership shall be held in such name.


2.3 PRINCIPAL PLACE OF BUSINESS. The Partnership shall maintain a principal place of business at Two American Lane, P.O. Box 5150, Greenwich, Connecticut 06831-8150. The Partnership may maintain such additional offices as the General Partner deems necessary and the General Partner may change the location of those offices and/or the principal office at any time by notice to the Limited Partners.


2.4      TERM. The Partnership shall continue until terminated as set forth in
Section 8.1 below.


2.5 CHARACTER OF THE BUSINESS. The Partnership shall trade, buy, sell, spread or otherwise acquire, hold or dispose of Investments through the retention of the Advisor. The objective of the Partnership's business is appreciation of its assets through the speculative trading of Investments.



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                                   ARTICLE III

                            CAPITALIZATION AND UNITS


3.1      CAPITAL CONTRIBUTIONS.

(a) The General Partner has initially contributed cash to the capital of the Partnership in the amount of $1,000. As additional Limited Partners are admitted to the Partnership, the General Partner shall maintain its capital account at no less than the lesser of (i) 1% of the aggregate capital accounts of all Partners or (ii) $500,000. Such additional contributions by the General Partner shall be evidenced by units of general partnership interest, each of which shall have an initial value equal to the Net Asset Value per Unit at the time of such contribution. Such capital contributions shall represent the General Partner's total obligation to make capital contributions to the Partnership, now and in the future. Notwithstanding the foregoing, the General Partner, in its sole discretion, may (i) withdraw any excess above its required capital contribution without notice to the Limited Partners or (ii) may contribute any greater amount to the Partnership, for which it shall receive additional Units of general partnership interest of the Partnership at their then current Net Asset Value. Additionally, the General Partner may, directly or indirectly, buy Units of limited partnership interest.


3.2      OFFERING OF UNITS OF LIMITED PARTNERSHIP INTERESTS.

(a) Interests in the Partnership, other than the Units of general partnership interest of the General Partner, shall be evidenced by Units of limited partnership interest. The General Partner shall have complete discretionary authority regarding the admission of additional Limited Partners (including but not limited to the right to admit additional Limited Partners under terms and conditions comparable to or different from those under which the existing Limited Partners were solicited), the number that may be admitted and the acceptance of additional Capital Contributions from existing Limited Partners, provided that no offer or sale to investors shall be made if it would violate any Applicable Law. Units shall be offered and sold by the General Partner at a price per Unit equal to the Net Asset Value per Unit as of the close of business on the last business day of any month plus a selling commission.

(b)      A party shall become a Limited Partner at such time as:

         (i) He has contributed cash (or other consideration acceptable to the General Partner in its sole discretion) to the capital of the Partnership for deposit in the Partnership's account established for that purpose, and such contribution has been accepted by the General Partner; and

         (ii) The General Partner has designated such person as a Limited Partner on the books and records of the Partnership.

(c) All Units subscribed for upon receipt of a check or draft of a subscriber shall be issued subject to the collection of the funds represented by such check or draft. In the event that a check or draft of a subscriber for Units representing payment for Units is returned unpaid, the Partnership shall cancel such Units. Any losses or profits sustained by the Partnership allocable to such canceled Units shall be deemed an increase or decrease in the Net Asset Value of the Partnership and allocated among the remaining Partners as described in Article IV. Each Limited Partner agrees to reimburse the Partnership for any expense of loss (including any trading loss) incurred in connection with the issuance and cancellation of any Units issued to such Partner.


3.3      ADDITIONAL UNDERSTANDINGS WITH RESPECT TO CAPITAL CONTRIBUTIONS.

(a) No Limited Partner shall have priority over any other Limited Partner with respect to the return of his Capital Contribution.




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(b)      No Limited Partner shall be entitled to demand or receive property other than cash in return for his Unit.

(c) Except as provided in Subsection 3.1(a) above with respect to the General Partner, no Partner shall be obligated to make any additional Capital Contribution to the Partnership.

(d) No Partner shall be entitled to receive any interest on his Capital Contribution.



                                   ARTICLE IV

                        CAPITAL ACCOUNTS AND ALLOCATIONS


4.1 CAPITAL ACCOUNT. A Separate Capital Account shall be maintained by the Partnership for each Partner. The initial balance of each Partner's Capital Account shall be the amount of his initial Capital Contribution to the Partnership which shall be net of any offering expenses and selling commissions. Thereafter, each Partner's Capital Account shall be (i) increased by all income, gains, profits and credits allocated to such Partner and (ii) decreased by (A) all losses, deductions and expenses allocated to such Partner, (B) all distributions made to such Partner and (C) all redemptions by such Partner. Maintenance of the Capital Accounts is intended to comply with Treasury Regulation Section 1.704-1 (b) (2) (iv).


4.2 MONTHLY ALLOCATIONS OF PROFITS AND LOSSES FOR BOOK PURPOSES. As of the close of business (as determined by the General Partner) on the last day of each calendar month during each fiscal year of the Partnership, the following determinations and allocations shall be made:

(a) The Net Asset Value of the Partnership, but before accrual of management and incentive fees payable to the General Partner and the Advisor, shall be determined.

(b) Accrued management fees, if any, shall then be charged against the Net Asset Value of the Partnership.

(c) Accrued incentive fees, if any, shall then be charged against the Net Asset Value of the Partnership.

(d) Any increase or decrease in the Net Asset Value of the Partnership (after the adjustments in Subsections 4.2(b) and 4.2(c) above) as compared to the next previous determination of the Net Asset Value of the Partnership shall then be credited or charged to the capital accounts of each Partner in the ratio that the balance of each account bears to the balance of all accounts.

(e) The amount of any distribution to a Partner, any amount paid to a Partner upon redemption of Units, and any amount paid to the General Partner upon withdrawal of its interest in the Partnership, shall then be charged to that Partner's capital account.


4.3 ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES. As of the end of each fiscal year, the Partnership's realized profit or loss shall be allocated among the Partners pursuant to Subsections 4.3(b) and 4.3(c) below for federal income tax purposes. Such allocations of profit and loss shall be pro rata from net capital gain or loss and net operating income or loss realized by the Partnership. For United States federal income tax purposes, a distinction shall be made between net short-term capital gain or loss, net mid-term capital gain or loss and net long-term capital gain or loss.

(a) Items of ordinary income (such as interest or credits in lieu of interest) and expense (such as monthly management fees, incentive fees, costs for legal, accounting and auditing services and extraordinary expenses) shall be allocated pro rata among the Partners based on their respective capital accounts as of the end of the month in which the items of ordinary income or expense accrued.



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(b)      Net realized capital gain or loss from the Partnership's trading activities shall be allocated as follows:

         (i) For the purpose of allocating the Partnership's net realized capital gain or loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid to the Partnership for the Unit, which shall be net of any organizational and offering expenses and selling commissions. Allocation accounts shall be adjusted as of the end of each fiscal year as follows:

               (A) Each allocation account shall be increased by the amount of income allocated to the holder of the Unit pursuant to Section 4.3(a) above and Subsection 4.3 (b)(iii) below.

               (B) Each allocation account shall be decreased by the amount of expense or loss allocated to the holder of the Unit pursuant to
               Section 4.3(a) above, Subsection 4.3(b)(v) below and by the amount of any distribution the holder of the Unit has received with respect to the Unit (other than on redemption of Units).

               (C) When a Unit is redeemed, the allocation account with respect to such Unit shall be eliminated.

         (ii) Net realized capital gain shall be allocated first to each Partner who has redeemed a Unit during the fiscal year up to the excess, if any, of the amount received upon redemption of the Unit over the allocation account attributable to the redeemed Unit.

         (iii) Net realized capital gain remaining after the allocation thereof pursuant to Subsection 4.3(b)(ii) above shall be allocated next among all Partners whose capital accounts are in excess of the Unit's allocation accounts (after the adjustments in Subsection 4.3(b)(ii)) in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that gain to be allocated pursuant to this Subsection 4.3(b)(iii) is greater than the excess of all such Partner's capital accounts over all such allocation accounts, the excess will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

         (iv) Net realized capital loss shall be allocated first to each Partner who has redeemed a Unit during the fiscal year up to the excess, if any, of the allocation account attributable to the redeemed Unit over the amount received upon redemption of the Unit.

         (v) Net realized capital loss remaining after the allocation thereof pursuant to Subsection 4.3(b)(iv) above shall be allocated next among all Partners whose Units' allocation accounts are in excess of their capital accounts (after the adjustments in Subsection 4.3(b)(iv)) in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that loss to be allocated pursuant to this Subsection 4.3(b)(v) is greater than the excess of all such allocation accounts over all such Partners' capital accounts, the excess loss will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

(c) The tax allocations prescribed by this section 4.3 shall be made to each holder of a Unit, whether or not the holder is a substituted Limited Partner. In the event that a Unit has been assigned, the allocations prescribed by this section 4.3 shall be made with respect to such Unit without regard to the assignment, except that in the year of assignment the allocations prescribed by this section 4.3 shall be divided between the assignor and the assignee based on the number of months each held the assigned Unit. For purposes of this section 4.3, tax allocations shall be made to the General Partner's general partnership interest on a Unit-equivalent basis.




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                                    ARTICLE V

                           GENERAL PARTNER'S NET WORTH


For as long as the General Partner remains the general partner of the Partnership, the General Partner shall maintain its net worth as may be required so that the Partnership will be treated as a partnership for federal income tax purposes.



                                   ARTICLE VI

                POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER


6.1      MANAGEMENT OF THE PARTNERSHIP.

(a) Although the Limited Partners rely exclusively on the judgment and the ability of the Advisor in trading Investments for the Partnership, the management of the Partnership shall be vested exclusively in the General Partner, who, subject only to those limitations specifically set forth in this Agreement, shall exercise full, exclusive and complete control over the management of the Partnership's affairs for the purposes herein stated, shall make all decisions affecting Partnership affairs, and shall devote such time to the affairs of the Partnership, as it, in its sole discretion, deems necessary or appropriate to accomplish the purposes of the Partnership. To facilitate the execution of various documents by the General Partner on behalf of the Partnership and the Limited Partners, each Limited Partner has, pursuant to
Article X, appointed the General Partner, with full power of substitution, such Limited Partner's attorney-in-fact.

(b) In furtherance (and not in limitation) of Subsection 6.1(a) above, the General Partner shall possess and may exercise the same powers, rights and privileges as a general partner in a partnership without Limited Partners, including but not limited to the following rights, powers and privileges to act on behalf of the Partnership:

         (i) Upon such terms and subject to such conditions as the General Partner, in its sole discretion, shall deem necessary or appropriate, to open, maintain and close accounts (including margin accounts) with any bank, brokerage house, broker, clearinghouse, futures commission merchant, dealer, mutual fund or other financial institution, including but not limited to state or national banks and/or money market and cash management funds, and to draw checks or other orders for the payment of money.

         (ii) To incur, disburse and pay all fees, expenses, costs and charges of the Partnership, including to pay the General Partner and the Advisor their respective fees.

         (iii) To make all reports to the Partners required by this Agreement, Law or the Rules and Regulations.

         (iv) To retain, engage or otherwise hire or employ any person or entity that the General Partner, in its sole discretion, deems necessary or appropriate, and to compensate such parties in such amount as the General Partner, in its sole discretion, deems appropriate, including but not limited to the Advisor, banks, brokers and dealers.

         (v) To negotiate and enter into agreements with any person or entity retained, engaged or otherwise hired or employed by the Partnership (including but not limited to the Advisor, banks, brokers, dealers, attorneys and accountants) upon such terms and conditions as the General Partner, in its sole discretion, shall deem to be in the best interests of the Partnership and to compensate such parties in such amount as the General Partner, in its sole discretion, deems appropriate.

         (vi) To fire or remove any person or entity previously retained, engaged or otherwise hired or employed the Partnership at any time and from time to time as the General Partner, in its absolute discretion, deems appropriate.




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         (vii)  To allocate part or all of the Net Asset Value of the
         Partnership to the Advisor (including to increase and decrease the amount of any such allocation). Notwithstanding the preceding sentence, to increase (or decrease) the leverage at which the Advisor trades the assets of the Partnership or to increase (or decrease) the leverage at which the assets of the Partnership as a whole are traded, the General Partner may instruct the Advisor to trade the assets of the Partnership as if the Advisor has more (or less) Partnership assets under management than have been actually allocated to the Advisor. The increase in leverage may be accomplished by, among other ways, allocating "notional funds" to the Advisor and compensating the Advisor based upon such notional funds. In addition, in the aggregate, the sum of "notional" funds allocated and actual funds allocated may exceed the total Net Asset Value of the Partnership.

         (viii) In connection with the Partnership's private placement of Units as described above, the General Partner, on behalf of the Partnership, shall: (A) file or cause to be filed all required documents with the CFTC and NFA, Form D with the SEC and such state forms as required by the state securities administrators; (B) qualify Units for sale initially and on a continuing basis under the Blue Sky and securities laws of such states of the United States or other jurisdictions as it shall deem advisable; and (C) make other arrangements for the sale of Units as it deems necessary or appropriate.

         (ix) To negotiate and, on behalf of the Partnership, enter into a customer agreement with each bank, broker and/or dealer upon such terms and conditions as the General Partner, in its sole discretion, shall deem to be in the best interests of the Partnership.

         (x) To admit additional Limited Partners, each of which newly-admitted Limited Partners shall contribute to the capital of the Partnership in an amount that shall not be less than the Net Asset Value of each Unit acquired. The General Partner at its option, may admit any permitted transferee or assignee of Units as a substituted Limited Partner in accordance with this Agreement.

         (xi) To waive all or any portion of selling commissions, minimum investment requirements or redemption procedures.

         (xii)  To act in all matters incidental to the foregoing.

(c) No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstances bearing upon the existence of its authority.


6.2      COMPENSATION.

(a) As compensation for managing the continuing offering of Units, the General Partner shall receive a monthly offering fee equal to 0.25% (3% annually) of the prior month's beginning Net Asset Value of the Partnership (or, for the first month of operation, the initial Net Asset Value of the Partnership).

(b) The General Partner may amend Subsection 6.2 (a) above without the consent of the Limited Partners to change its compensation to such amount and/or in such forms as the General Partner, in its sole discretion, shall determine, provided that the General Partner has given the Limited Partners ninety (90) days' prior written notice of such change. Forms of compensation may include, but are not limited to one or more of the following: receiving a commission rebate from a commodity broker, receiving a management fee based upon a percentage of the Net Asset Value of the Partnership or of the assets under an Advisor's management or receiving an incentive allocation based upon a percentage of Trading Profits.


6.3 ABSOLUTE RESTRICTIONS. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have no authority:

(a) To do any act in contravention of this Agreement or any Law or any Rule or Regulation;




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(b)      To do any act that would make it impossible to carry on its business;
or

(c) To possess Partnership property or assign the rights of the Partnership in specific property for other than a Partnership purpose.


6.4 TAX MATTERS PARTNER. The General Partner shall be the "tax matters partner" as described in Sections 6221-6231 of the Code, and the General Partner may enter into any settlement agreement pursuant to the Code. The tax matters partner shall prepare (or cause to be prepared) and sign all tax returns of the Partnership. The Partnership will reimburse the tax matters partner for all costs and expenses incurred by him in connection with any audit or administrative or judicial proceeding with respect to the tax liabilities of the Partners that relate to the Partnership.


6.5      STANDARD OF LIABILITY; INDEMNIFICATION.

(a) The General Partner shall perform his duties under this Agreement with due care and in accordance with the good practices of the industry, but the General Partner shall have no liability whatsoever to the Partnership or a Limited Partner for any Damages suffered by the Partnership or a Limited Partner that arises out of any act or failure to act by the General Partner not amounting to fraud, willful misconduct, gross negligence or bad faith.

(b) The Partnership shall indemnify, defend, and hold harmless the General Partner and its affiliates, shareholders, officers, directors, employees and agents from and against any Damages actually and reasonably incurred resulting from actions, omissions, or conduct concerning the business or activities undertaken by or on behalf of the Partnership, including, without limitation, any demands, claims, lawsuits, or proceedings initiated by a Limited Partner (or assignee); provided, that a court of competent jurisdiction upon entry of a final judgment shall find (or, if no final judgment is entered, an opinion is rendered to the Partnership by independent legal counsel) to the effect that the conduct that was the basis for such Damages was not the result of gross negligence or willful misconduct and was done in good faith and in the reasonable belief that it was in, or not opposed to, the best interests of the Partnership. The termination of any action, proceeding, or claim by judgment, order, or settlement shall not, of itself, create a presumption that the conduct in question was the result of willful malfeasance or gross negligence, or was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Partnership.

(c) To the extent permitted by law, expenses (including attorneys' fees) incurred by the General Partner or any person to be indemnified hereunder in defending any action, proceeding, or claim referred to in this Section 6.5 may be paid voluntarily by the Partnership in advance of the final disposition of the action, proceeding, or claim, provided, that the indemnified person or entity shall agree to reimburse the Partnership unless it is ultimately determined that indemnification of such expenses is permitted hereunder.

(d) Nothing contained in this Section 6.5 shall increase the liability of any Limited Partner to the Partnership beyond the amount of such Partner's unredeemed capital contribution and his share of undistributed profits, if any, and any distributions and amounts received upon redemption of Units together with interest thereon. All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination or dissolution of the Partnership or the withdrawal, insolvency, or dissolution of the General Partner or of any successor general partner. The General Partner shall be entitled to rely on advice of counsel and any act or omission of the General Partner pursuant to such advice shall not subject the General Partner to liability to the Partnership or to the Limited Partners.

(e) In the event that the Partnership is made a party to any claim, dispute, or litigation or otherwise incurs any loss or expense as a result of, or in connection with, any Partner's obligations or liabilities unrelated to the Partnership's business, such Partner (or assignees cumulatively) shall indemnify and reimburse the Partnership for all loss and expense incurred, including attorneys fees.

(f) Notwithstanding Subsections 6.5 (b) and (c) above, indemnification will be permitted only to the extent permissible under, and subject to the conditions prescribed by, Applicable Law.



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


(g) Notwithstanding Subsections 6.5 (b) and (c) above, no indemnification of the General Partner or any other party indemnified hereunder by the Partnership shall be permitted for Damages resulting from any violations of federal or state securities laws, or any other intentional or criminal wrongdoing.


6.6 LIABILITY FOR RETURN OF CAPITAL. Except to the extent that Damages arose out of any act or failure to act by the General Partner amounting to fraud, gross negligence, willful misconduct or bad faith, the General Partner shall not be liable for the return of any portion of any Limited Partner's Capital Contribution.


6.7 OTHER ACTIVITIES OF THE GENERAL PARTNER. Nothing in this Agreement shall limit or restrict the right of the General Partner to engage in business ventures or investments other than the Partnership, of any nature whatsoever, including any venture involving investing in or trading Investments, nor shall anything in this Agreement be deemed to confer upon the Partnership or any other Partner any right or interest in any other such other venture or investment or any income, gain, profit or other benefit derived therefrom.


6.8      TRANSFERABILITY OF INTEREST; WITHDRAWAL.

(a) The General Partner may not assign, sell, transfer, pledge, hypothecate or otherwise dispose of his interest in the Partnership, in whole or in part, other than by last will and testament or by operation of Law. Any attempt in violation of the above shall be null and void.

(b) Subject to the Rules and Regulations, the General Partner may withdraw from the Partnership upon thirty (30) days' prior written notice to all of the Partners, which notice shall specify the effective date of withdrawal.


                                  ARTICLE VII

             POWERS, RIGHTS AND LIABILITIES OF THE LIMITED PARTNERS


7.1      NO RIGHT TO MANAGE OR REPRESENT PARTNERSHIP.

(a) No Limited Partner (or group of Limited Partners) shall take part in the management of the business of the Partnership, transact any business for the Partnership or have the power to sign for or to bind the Partnership to any agreement or document, said powers being vested solely and exclusively with the General Partner as set forth herein.

(b) Except as specifically set forth in this Agreement, Limited Partners shall have no voting rights.


7.2 LIMITATIONS ON LIABILITY. Except as provided in the Act, each Limited Partner's liability shall be limited to the amount in his Capital Account. Except as provided in the Act, no Limited Partner shall be personally liable for any debt, liability or obligation of the Partnership or be required to return any distribution made to him or to contribute any capital in addition to his Capital Contribution.


7.3      TRANSFERABILITY OF INTEREST.

(a) Except as provided in Section 7.4 below, no Limited Partner may assign, sell, transfer, pledge, hypothecate or otherwise dispose of his interest in the Partnership, in whole or in part (and the transferee may not become a substituted Limited Partner), unless they are subsequently registered under the Securities Act and applicable state securities or Blue Sky laws or are exempt from registration, and without the express prior written consent of the General Partner, which may be granted or denied in its sole discretion. Any attempt in violation of the above shall be null and void.

(b) Any transferee or assignee of Units who has not been admitted to the Partnership as a substituted Limited Partner shall be entitled only to the economic benefits (including the right to receive that share of capital and profits and that right of redemption) to which his assignor would have otherwise been entitled and shall not have any of the rights of a Limited Partner under the Act or this Agreement; and such transferee or assignee shall remain subject to the other terms of this Agreement binding upon Limited Partners.


7.4      REDEMPTIONS.

(a) A Limited Partner may require the Partnership to redeem all or part of his Units effective as of the close of business on the last business day of a month at the Net Asset Value per Unit as of such date, if (i) the General Partner receives, at least ten (10) business days before the last business day of the month, a Request for Redemption in writing (by registered, certified or first class mail or by facsimile transmission) containing the information requested in Subsection 7.4(b) below or in the form annexed to this Agreement and (ii) a Limited Partner is either redeeming all his Units or, if a Limited Partner is redeeming less than all his Units, the aggregate Net Asset Value of his remaining Units is at least $10,000.

(b) A Request for Redemption must contain (i) the name in which the Units are owned; (ii) the number of Units or the dollar amount to be redeemed; and
(iii) the signature of the person(s) authorized to request such redemption. A Request for Redemption cannot be revoked by a Limited Partner unless such revocation is acknowledged by the General Partner in his sole discretion. A form of Request for Redemption is annexed to the Limited Partnership Agreement. Additional copies of Requests for Redemption may be obtained by written request to the General Partner.

(c) Upon redemption, a Limited Partner will receive, for each Unit redeemed, an amount equal to the Net Asset Value per Unit as of such date, less any amount owed by such Partner to the Partnership or the General Partner, including but not limited to (i) taxes the Partnership and the General Partner may have been required to withhold (or may have paid out of its or his assets) on certain income of the Partnership allocable to a Limited Partner and (ii) amounts owed pursuant to Section 6.5. If a Limited Partner desires to be paid other than by Partnership check, the expenses associated with payment of redemption by means other than Partnership check (or bank or broker check at the discretion of the General Partner) will be borne by the Limited Partner.

(d) The General Partner will endeavor to pay redemptions within a reasonable time after the applicable redemption date. The right to obtain redemption is contingent upon the Partnership's having assets sufficient to discharge all of its liabilities, contingent or otherwise, of the Partnership (except any liability to Partners on account of their capital contributions) and upon the Partnership having property sufficient to pay such redemptions on such Date (in addition to the condition set forth in Subsection 7.5(a) above). Under certain circumstances (including but not limited to the inability on the part of the Partnership to liquidate positions or the default or delay in payments due the Partnership from banks, brokers, dealers or other persons), the Partnership may delay payment to Limited Partners requesting redemption of Units of the proportionate part of the Net Asset Value of the Partnership represented by the sums subject to such default or delay.

(e) The General Partner reserves the right to establish reserves for contingencies and, in connection therewith to withhold such amounts from redemptions.

(f) The General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership, or to withdraw a portion of his Units as follows:

         (i) By giving no less than ten (10) days' written notice to the Limited Partner(s) thus designated; or

         (ii) Without giving notice if (A) the General Partner determines such Limited Partner is a benefit plan investor (within the meaning of DOL Regulations Section 2510.3-101(f)(2)) and such action is advisable, in the sole discretion of the General Partner, to ensure that the assets of the Partnership are not treated as plan assets under ERISA, (B) such Limited Partner made a misrepresentation to the General Partner in connection with his purchase of Units, or (C) such Limited Partner's ownership of a Unit would result in the violation of any Law or Rule and Regulation applicable to the Partnership or a Partner.

7.5 EFFECT OF TRANSFER OR REDEMPTION. Notwithstanding anything to the contrary, the redemption, death, incompetence, legal incapacity or dissolution of a Limited Partner shall not cause the business of the Partnership to be dissolved, wound up or terminated. The Legal Representative shall become a Limited Partner and a party to this Agreement to the same extent as the decedent, insane, incompetent or legally incapacitated Limited Partner was, and with the same rights and obligations.


7.6 OTHER ACTIVITIES. Nothing in this Agreement shall limit or restrict the right of a Limited Partner to engage in business ventures or investments other than the Partnership, of any nature whatsoever, including any venture involving Investments, nor shall anything in this Agreement be deemed to confer upon the Partnership or any other Partner any right or interest therein or any Profit or other benefit derived therefrom.



                                  ARTICLE VIII

                          DISSOLUTION AND LIQUIDATION


8.1 DISSOLUTION. The Partnership shall dissolve and the assets of the Partnership shall be liquidated and the Partnership terminated pursuant to
Section 8.2 below, upon the earliest to occur of the following events:

(a)      December 31, 2026;

(b)      The General Partner elects to terminate the Partnership upon thirty
(30) days prior written notice to the Limited Partners;

(c) The General Partner withdraws from the Partnership pursuant to Subsection 6.8(b) above, unless the Partners elect in writing to continue the Partnership with a substituted General Partner;

(d) The General Partner is bankrupt or insolvent or seeks relief as a bankrupt or insolvent under any statute, law or regulation;

(e) Upon the election of the General Partner, which may be made in its sole discretion, and notice to the Limited Partners, on the bankruptcy, insolvency, death, incapacity or insanity of Richard J. Dennis or Thomas A. Dennis, the principals of the Advisor to the Partnership;

(f) The sale, transfer or other disposition of all or substantially all of the assets of the Partnership (other than a pledge as collateral security), unless the Partners elect in writing to continue the Partnership for the purpose of the receipt and collection of any payments or other consideration due to it or for the fulfillment of any continuing obligations or has collected all such payments or consideration, or the General Partner has determined that there is no material likelihood that any further payments or consideration will be collected by the Partnership;

(g)      The acquisition by a Partner of all of the interests of all other
Partners; or

(h) The occurrence of an event specified under the Act as one effecting such dissolution, except that if, under the terms of this Agreement, the Partnership is not required to terminate a new Partnership automatically shall be in effect among the remaining Limited Partners, and such successor Partnership shall succeed to all the property, assets and business, subject to all liabilities and contracts, of the prior Partnership and shall be controlled by the terms of this Agreement.

8.2      LIQUIDATION.

(a) Upon dissolution of the Partnership (except dissolution pursuant to Subsection 8.1(g)), and in the absence of an election to continue the business of the Partnership pursuant to Subsection 8.1(f) or its reconstitution under Subsection 8.1(h), the General Partner or a person selected by the General Partner (or, if the General Partner is unable or unwilling to select such person, by a liquidating trustee selected by the Limited Partners) shall proceed to wind up the affairs of the Partnership, liquidate the remaining property and assets of the Partnership and terminate the Partnership. In carrying out the business of liquidating the Partnership, the liquidating trustee shall have all the rights and powers of the General Partner hereunder.

(b) The operations of the Partnership shall continue for a reasonable time so as to enable the General Partner or the liquidating trustee, as the case may be, to reduce the risk of the Partnership's positions and liquidate the assets of the Partnership, discharge the Partnership's debts, liabilities and obligations and generally wind up the affairs of the Partnership in an orderly manner so as to minimize the normal losses attendant upon liquidation.

(c) Upon completion of the liquidation, each Partner shall be furnished with a statement setting forth the assets and liabilities of the Partnership as at the date of completed liquidation, at which time the General Partner or the liquidating trustee (as the case may be) shall cause a certificate of cancellation of the Partnership to be prepared, executed and filed.

(d) Nothing herein shall be construed as a limitation upon or termination of any right of any Limited Partner during or following liquidation.


8.3      DISTRIBUTION OF ASSETS.

(a) The proceeds of liquidation shall be applied and distributed in the following manner and order of priority:

         (i) To the payment of all lawful and proper fees and expenses attributable thereto;

         (ii)  To any outstanding debts or obligations of the Partnership;

         (iii) The balance, if any, to the Partners in accordance with positive Capital Account balances.

(b) No Partner shall have the right to require a partition of any or all of the Partnership property.



                                   ARTICLE IX

                           BOOKS, RECORDS AND REPORTS


9.1 FISCAL YEAR. The fiscal year of the Partnership shall end December 31 except that in the final year of the Partnership the fiscal year shall end on the earlier of the date of liquidation or the date of final distribution.


9.2      RECORDKEEPING.

(a) The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with generally accepted accounting principles, and as required by the CEAct and the Rules and Regulations.

(b) The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership as it deems necessary or advisable or as are required by the CEAct and the Rule and Regulations. To the extent required by applicable Rules and Regulations, such books and records shall be available to Limited Partners or their authorized attorneys or agents for inspection and copying during normal business hours of the Partnership and, upon request, copies shall be sent to any Limited Partner upon payment by such Partner of reasonable reproduction and distribution costs. Ten (10) business days written notice to the General Partner shall be required for such inspection and copying by a Limited Partner or his authorized attorney.


9.3 AUDIT; ANNUAL REPORT TO PARTNERS. The Partnership's books shall be audited annually by an independent certified public accountant selected by the General Partner. To the extent required by Applicable Law, the Partnership shall use its best efforts to cause each Partner to receive: (a) within 90 days after the close of each fiscal year, a certified annual report containing audited financial statements (including a statement of income and statement of financial condition) of the Partnership for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and accompanied by a report of the independent certified public accountant which audited such statements, and such other information as the CFTC or NFA from time to time may require; and (b) within 90 days after the close of each fiscal year, such tax information relating to the Partnership as is necessary for such Partner to complete such Partner's Federal income tax return. In addition, to the extent required by Applicable Law, the General Partner shall provide or cause to be provided monthly statements of account to the Limited Partners and such financial and other information with respect to the Partnership as the CFTC or NFA by regulation from time to time may require under the CEA to be given to participants in commodity pools such as the Partnership. In addition, if any of the following events occurs, notice of such event shall be mailed to each Limited Partner within the time allotted by Law after the occurrence of the event: (i) any change in the compensation payable to the General Partner; (ii) any change in the Advisor; (iii) any change in commodity brokers; (iv) any change in general partners; or (v) any change in the Partnership's fiscal year.


9.4 ACCOUNTANT. The determination of the independent certified public accountant retained by the Partnership as of the time at which the annual statement for a particular year is furnished to each Partner shall be binding.



                                   ARTICLE X

                               POWER OF ATTORNEY


Each Limited Partner, by becoming a Limited Partner, hereby constitutes and appoints the General Partner as his true and lawful attorney-in-fact, in his name, place and stead, to make, execute, sign, acknowledge, file and record for and on behalf of the Partnership:

         (i) A Certificate of Limited Partnership and any restatement thereof or amendment or supplement thereto;

         (ii) All instruments that the General Partner deems appropriate to reflect any amendment, change or modification of this Agreement made in accordance with Subsection 11.5 below;

         (iii) All papers that may be deemed necessary or desirable by the General Partner to effect the dissolution and liquidation of the Partnership to the extent authorized by Article VIII; and

         (iv) All other instruments, documents and certificates that may, from time to time, be required by Law or Rules and Regulations.

The foregoing Power of Attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive the death, incompetence, legal incapacity or dissolution of such Limited Partner and extend to his Legal Representative. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner acting in good faith pursuant to this Power of Attorney, and each Limited Partner hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this Power of Attorney.

This power of attorney shall be exercisable by the General Partner for each Limited Partner by a facsimile signature and/or by listing any or all the Limited Partners executing any instrument with a single signature of the General Partner.



                                   ARTICLE XI

                                 MISCELLANEOUS


11.1 NO WAIVER. The waiver by any party of a breach of any provision hereof shall not operate or be construed to operate as a waiver by such party of any subsequent breach by any other party of any provision hereof.


11.2 BINDING EFFECT. This Agreement shall be binding upon the Legal Representatives of each Partner.


11.3 ENTIRE AGREEMENT. This Agreement contains the entire Agreement among the Partners, and supersedes and replaces any and all prior agreements among the Partners concerning the subject matter hereof.


11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


11.5     AMENDMENT.

(a) This Agreement may not be amended except upon consent by the General Partner and by Limited Partners owning more than 50% of the Units then-owned by Limited Partners; provided, however, that without the consent of the Limited Partners, the General Partner may amend this Agreement (i) to clarify any ambiguity or to supplement or clarify any inconsistent provisions, (ii) to reflect changes validly made in the membership of the Partnership or in contributions of the Partners to the Partnership, (iii) to conform to changes in generally accepted accounting principles applicable to the Partnership or to bring the Partnership into compliance with applicable Laws or Rules and Regulations, including but not limited to the Code, Federal and state securities laws and Rules and Regulations, (iv) to amend Article V, (v) to amend Section
6.2 (a) as provided in Section 6.2 (b), (vi) to amend provisions of Article VII regarding redemption of Units if the General Partner, in its sole discretion, deems that such amendment is necessary or advisable to prevent the Partnership from being classified as a publicly-traded partnership pursuant to Section 7704(b) of the Code, without reference to Section 7704(c) thereof, and/or (vii) to make any other amendment not adverse to the interests of Limited Partners.

(b) Notwithstanding Subsection 11.5(a) above, without the vote of a majority-in-interest of the Limited Partners, the General Partner may not amend this Agreement if such amendment would, (i) directly or indirectly, affect or jeopardize the then status of the Partnership as a partnership for Federal income tax purposes or (ii) reduce the Capital Account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner is entitled.

(c) All amendments made in accordance with this Section 11.5 shall be evidenced by a writing executed by the General Partner making such amendment in his capacity as such and as attorney-in-fact for the Limited Partners and a copy of such written amendments shall be kept at the office of the Partnership.

11.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced under, the laws of the State of Connecticut.


11.7 NOTICE. Any notice or consent relating to this Agreement shall be in writing and delivered in person or by certified or registered mail to the address set forth on the books and records of the Partnership.


11.8 CONSENTS. Consent to any action or amendment provided for herein shall be deemed granted by a Limited Partner if either (i) the Limited Partner affirmatively grants such consent or (ii) the Limited Partner receives notice of a contemplated action or amendment and fails to object to such action or amendment within the time period specified therefor in the notice to the Limited Partner.




           [THE REST OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

                    SIGNATURE PAGE OF PARTNERSHIP AGREEMENT


IN WITNESS WHEREOF, the General Partner and the undersigned Limited Partner have executed the Partnership Agreement, dated June 18, 1996.



GENERAL PARTNER:

KENMAR ADVISORY CORP.



By:    /s/ Esther Eckerling Goodman
       ----------------------------


LIMITED PARTNERS:

KENMAR ADVISORY CORP.,
As Attorney-in-Fact



By:    /s/ Esther Eckerling Goodman
       ----------------------------

                             REQUEST FOR REDEMPTION

                                                            Date:        , 199__

Mr. Thomas J. DiVuolo
Kenmar Advisory Corp., General Partner
The Dennis Fund Limited Partnership
Two American Lane, P.O. Box 5150
Greenwich, Connecticut  06831-8150

Dear Mr. DiVuolo:

I hereby request redemption of The Dennis Fund Limited Partnership in amount of (fill in one blank): ____________ Units (number) or $___________ (dollars). My Partner ID # is .

IF THIS IS A PARTIAL REDEMPTION OF UNITS, I REQUEST THAT THE UNITS ARE REDEEMED FROM (PLEASE CHECK OR COMPLETE, IF APPLICABLE):

PRE-APRIL 1, 1997 SUBSCRIPTION:                      POST-APRIL 1, 1997 SUBSCRIPTION:

I understand that Redemption shall be effective and valuation of the Units shall occur as of the close of business as of the last business day of the month provided that: (i) The General Partner receives, at least ten (10) business days before the last business day of the month, this letter (Requests for Redemption received by the General Partner thereafter will be effective as of the last business day of the next month) and (ii) I am either redeeming all my Units or, if I am redeeming less than all my Units, the Net Asset Value of my remaining Units is at least $10,000.

Unless I specify differently, payment by the Partnership will be by check and any additional costs associated with a request of payment in a different form will be borne by me.

Remit Payment To:



My Telephone Number Is: ______________________________

SIGNATURE(S) MUST BE IDENTICAL TO NAME(S) IN WHICH UNITS ARE REGISTERED.

IF THE LIMITED PARTNER IS AN INDIVIDUAL OR JOINT TENANCY OR CO-TENANCY, COMPLETE THE FOLLOWING:

X___________________________________________         X
Signature of Subscriber                              Signature of Joint Subscriber, if any

____________________________________________
Print Name of Subscriber                             Print Name of Joint Subscriber, if any

IF LIMITED PARTNER IS A CORPORATION, PARTNERSHIP, TRUST (OTHER THAN REVOCABLE GRANTOR TRUST) OR ESTATE, COMPLETE THE FOLLOWING:

____________________________________________         X
Print Name of Entity                                 Signature of authorized signatory


____________________________________________
Print Name of authorized signatory                   Print capacity of authorized signatory